Contact:                 Chip Wochomurka
Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS ANNOUNCES PLANNED RETIREMENT OF
CHIEF FINANCIAL OFFICER, MARY CHAPUT
Promotes Alfred Lumsdaine as New Chief Financial Officer

NASHVILLE, Tenn. (December 2, 2010) – Healthways, Inc. (NASDAQ: HWAY) today announced the planned retirement of Mary A. Chaput, who has served as the Company’s Chief Financial Officer since October 2001.  Ms. Chaput’s retirement from the Chief Financial Officer role is effective as of the end of 2010, and she will work with the Company through December 31, 2011 to assist with the transition of responsibilities.  The Company’s Board of Directors has appointed Alfred Lumsdaine, who has served Healthways as Controller and Chief Accounting Officer since 2002, as the new Chief Financial Officer.

Tom Cigarran, Healthways’ Chairman, commented, “Mary has played a critical role in the Company’s growth and development during her tenure. On behalf of our Board of Directors and the entire Healthways team, I want to express our sincerest thanks to Mary for her leadership, dedication and stewardship to all of the Company’s stakeholders and wish her the very best in her retirement.”

Ben R. Leedle, Jr., Healthways’ Chief Executive Officer, added, “I, too, want to thank Mary for her substantial contributions these past nine years in bringing Healthways to new levels of financial performance and operational excellence.  We understand Mary’s desire to spend more time with her family and appreciate her commitment to work with the Company over the next year to ensure a seamless transition.  Mary has built a strong team and is leaving behind a solid foundation to support our Company's continued growth opportunities.”

“In this regard, we are pleased to announce the promotion of Alfred Lumsdaine, a seasoned finance executive with deep knowledge about Healthways and our industry, and extensive public company experience.  Alfred’s areas of responsibility during his more than 8 years with the Company include accounting, treasury, tax, financial reporting, internal audit and corporate systems.  He will provide strong and steady financial leadership as the Company enters into its next growth stage.  We are very fortunate to have talented people like Alfred to continue to build on the strong financial structure that Mary put in place.”

About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs.  Healthways' solutions are designed to help healthy individuals stay healthy, mitigate or eliminate lifestyle risk factors that can lead to disease and optimize care for those with chronic illness.  Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally.  Healthways also provides a national, fully accredited complementary and alternative Health Provider Network and a national Fitness Center Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system.  For more information, please visit www.healthways.com.